Exhibit (a)(10)

GREEN MOUNTAIN COFFEE ROASTERS’ REVISED OFFER

CONTINUES TO BE SUPERIOR PROPOSAL

Irvine, Calif. — November 25, 2009 — Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced that its Board of Directors has determined that the recently revised offer from Green Mountain Coffee Roasters, Inc. (NASDAQ:GMCR) continues to be a Superior Proposal to the terms of the merger agreement with Peet’s Coffee & Tea, Inc. (NASDAQ:PEET) and the exchange offer contemplated thereby, as amended by the subsequent offer received from Peet’s.

As previously announced, GMCR has offered to enter into a merger transaction in which GMCR would acquire all of the outstanding shares of common stock of Diedrich Coffee for $32.00 per share in cash, pursuant to a merger agreement that contains substantially the same terms (other than the amount and form of consideration) as the merger agreement with Peet’s. On Tuesday, November 24, 2009, GMCR further revised its offer to provide that such merger agreement would include a reverse termination fee of $8,517,000 that would be payable to Diedrich Coffee if the GMCR merger agreement were to be terminated under certain circumstances.

The Board of Directors of Diedrich Coffee determined that GMCR’s $32.00 all-cash offer, as so revised, continued to be a Superior Proposal (as defined in the Peet’s merger agreement) to Peet’s recent proposal to pay to Diedrich Coffee’s stockholders a combination of $19.80 in cash and 0.321 of a share of Peet’s common stock for each share of Diedrich common stock tendered and accepted in its exchange offer, representing total consideration of approximately $30.35 per share based on the closing price of Peet’s common stock on Tuesday, November 24, 2009 of $32.86 per share. Peet’s most recent proposal enhanced the original offer consideration, which consisted of a combination of $17.33 in cash and a fraction of a share of Peet’s common stock, having a value equal to $8.67 based on a formula as provided in the Peet’s merger agreement, provided that in no event would such fraction have exceeded 0.315 of a share of Peet’s common stock, representing total consideration of $26.00 per share. Peet’s most recent proposal expired this morning and thus the consideration payable by Peet’s reverted to the original offer of $26.00 per share.

Under the terms of the Peet’s merger agreement, Peet’s has until 5:00 p.m. Pacific Time on Friday, November 27, 2009, to negotiate with Diedrich Coffee to amend the current merger agreement in a manner that the Board of Directors determines is at least as favorable to Diedrich Coffee’s stockholders as the revised offer of GMCR. Unless Peet’s submits to Diedrich Coffee a revised proposal that leads to such a determination by the Board of Directors, then, at or after such time, Diedrich Coffee intends concurrently to terminate the Peet’s merger agreement, to pay the termination fee required thereby to Peet’s and to enter into the new merger agreement described above with GMCR.

Houlihan, Lokey, Howard & Zukin Capital, Inc. is acting as financial advisor to Diedrich Coffee and Gibson, Dunn & Crutcher LLP is serving as legal advisor.

About Diedrich Coffee

Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Coffee People and Gloria Jean’s Coffees, through office coffee service distributors, restaurants and specialty retailers, and via the company’s web stores. Diedrich Coffee is one of only four roasters under license to produce K-Cups for Keurig Incorporated’s top-selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282, or go to www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of Diedrich Coffee’s wholesale operations, the company’s ability to maintain profitability over time, the successful execution of the company’s growth strategies, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the company’s annual report on Form 10-K for the fiscal year ended June 24, 2009 and other reports filed with the Securities and Exchange Commission. Except where required by law, the company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Additional Information and Where To Find It

Stockholders of Diedrich Coffee are urged to read the relevant tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Peet’s Coffee & Tea and its acquisition subsidiary have filed tender offer materials with the SEC, and Diedrich Coffee has filed a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including a Registration Statement, an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Registration Statement, Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all stockholders of Diedrich Coffee at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available free of charge at the SEC’s website at http://www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents from Diedrich Coffee by mailing requests for such materials to: Diedrich Coffee, Inc., Office of Investor Relations, 28 Executive Park, Suite 200, Irvine, CA 92614. In addition to the tender offer materials described above, Diedrich Coffee and Peet’s file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Diedrich Coffee or Peet’s at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Diedrich Coffee’s and Peet’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

DIEDRICH COFFEE TO EXTEND DEADLINE FOR

RESPONSE FROM PEET’S COFFEE & TEA

Irvine, Calif. — November 25, 2009 — Diedrich Coffee, Inc. (NASDAQ:DDRX) announced today that it will extend the period that Peet’s Coffee & Tea, Inc. (NASDAQ:PEET) has to negotiate a proposal with Diedrich Coffee to amend the current merger agreement and the offer contemplated thereby in a manner that Diedrich Coffee’s Board of Directors determines is at least as favorable to Diedrich Coffee’s stockholders as the revised offer of Green Mountain Coffee Roasters, Inc. (NASDAQ:GMCR) until 5:00 p.m. Pacific Time on Monday, November 30, 2009.

In a press release issued earlier today that its Board of Directors had determined that the recently revised offer from GMCR continues to be a superior proposal to the terms of the merger agreement with Peet’s, Diedrich Coffee announced that Peet’s had until 5:00 p.m. Pacific Time on Friday, November 27, 2009, to negotiate a proposal with Diedrich Coffee to amend the current merger agreement.

In a later press release issued by Peet’s, Peet’s indicated that it interprets the relevant provisions of the merger agreement differently in that Peet’s believes that it has until 5:00 p.m. Pacific Time on Monday, November 30, 2009 to negotiate a proposal with Diedrich Coffee to amend the current merger agreement. In the interest of ensuring the best possible outcome for the stockholders of Diedrich Coffee, the Board of Directors of Diedrich Coffee has decided not to debate interpretations of the merger agreement but will extend the relevant period to 5:00 p.m. Pacific Time on Monday, November 30, 2009.

About Diedrich Coffee

Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Coffee People and Gloria Jean’s Coffees, through office coffee service distributors, restaurants and specialty retailers, and via the company’s web stores. Diedrich Coffee is one of only four roasters under license to produce K-Cups for Keurig Incorporated’s top-selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282, or go to www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of Diedrich Coffee’s wholesale operations, the company’s ability to maintain profitability over time, the successful execution of the company’s growth strategies, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the company’s annual report on Form 10-K for the fiscal year ended June 24, 2009 and other reports filed with the Securities and Exchange Commission. Except where required by law, the company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Additional Information and Where To Find It

Stockholders of Diedrich Coffee are urged to read the relevant tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Peet’s Coffee & Tea and its acquisition subsidiary have filed tender offer materials with the SEC, and Diedrich Coffee has filed a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including a Registration Statement, an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Registration Statement, Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all stockholders of Diedrich Coffee at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available free of charge at the SEC’s website at http://www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents from Diedrich Coffee by mailing requests for such materials to: Diedrich Coffee, Inc., Office of Investor Relations, 28 Executive Park, Suite 200, Irvine, CA 92614. In addition to the tender offer materials described above, Diedrich Coffee and Peet’s file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Diedrich Coffee or Peet’s at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Diedrich Coffee’s and Peet’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

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